Exhibit 5.1

FOLEY HOAG LLP
Attorneys at Law

November 2, 2004

Art Technology Group, Inc.
25 First Street, Second Floor
Cambridge, Massachusetts 02141

     Re: Art Technology Group, Inc. Registration Statement on Form S-8

Ladies and Gentleman:

     We are familiar with the Registration Statement on Form S-8 (the “Registration Statement”) to be filed by Art Technology Group, Inc., a Delaware corporation (the “Company”), with the Securities and Exchange Commission (the “Commission”) under the Securities Act of 1933, as amended (the “Securities Act”), relating to the offering by the Company of up to 6,025,648 shares (the “Shares”) of its common stock, $0.01 par value per share, issuable upon exercise of stock options granted or to be granted pursuant to the Primus Knowledge Solutions, Inc. 1999 Stock Incentive Compensation Plan and the Primus Knowledge Solutions, Inc. 1999 Non-officer Employee Stock Compensation Plan (the “Plans”).

     In arriving at the opinion expressed below, we have examined and relied on the certificate of incorporation of the Company, as amended to date, the by-laws of the Company, as amended to date, the records of meetings and consents of the Board of Directors and stockholders of the Company provided to us by the Company, the Registration Statement and the Plans.

     In addition, we have examined and relied on the originals or copies certified or otherwise identified to our satisfaction of all such corporate records of the Company and such other instruments and other certificates of public officials, officers and representatives of the Company and such other persons, and we have made such examination of law, as we have deemed appropriate as a basis for the opinion expressed below.

     We express no opinion other than as to the General Corporation Law of the State of Delaware (including applicable provisions of the Delaware Constitution and reported judicial decisions interpreting such Law and such Constitution) and the federal laws of the United States of America.

     We assume that all Shares to be issued upon exercise of options granted or to be granted pursuant to the Plans will be issued in accordance with the terms of the Plans and that the purchase price of the Shares will be valid consideration.

Art Technology Group, Inc.
November 2, 2004

     Based upon and subject to the foregoing, it is our opinion that the Shares, when issued and delivered upon the exercise of options duly granted pursuant to the Plans and against the receipt of the purchase price therefor, will be validly issued, fully paid and nonassessable.

     This opinion is to be used only in connection with the offer and sale of the Shares while the Registration Statement is in effect.

     Please note that we are opining only as to the matters expressly set forth herein, and no opinion should be inferred as to any other matters.

     We hereby consent to the filing of this opinion as an exhibit to the Registration Statement in accordance with the requirements of Item 601(b)(5) of Regulation S-K under the Securities Act and to the reference to our firm under the caption, “Interests of Named Experts and Counsel.” In giving such consent, we do not admit that we are in the category of persons whose consent is required under Section 7 of the Securities Act or the rules and regulations of the Commission.

FOLEY HOAG LLP

By:	/s/ Robert W. Sweet, Jr.
a Partner